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EXHIBIT 10.3

MEMORANDUM OF EMPLOYMENT

[Date]

[Name] [Address] [City], [State] [Zip Code]

The parties to this Memorandum of Employment (“Agreement”) are ____________ and Quaker Chemical Corporation, a Pennsylvania corporation (“Quaker” or the “Company”).

Effective upon the Closing (as defined in Section 9 below), and subject to Section 9, you are appointed Quaker’s ____________, reporting to the Chief Executive Officer, and Quaker wishes to enter into this Agreement containing certain covenants in connection with this appointment.

            NOW THEREFORE in consideration of the mutual promises and covenants herein contained and intending to be legally bound hereby the parties hereto agree as follows:

1.        Duties

Effective as of the Closing, Quaker agrees to continue to employ you and you agree to serve as Quaker’s ____________, located at our Conshohocken, PA facility.  You shall perform all duties consistent with such position as well as any other duties that are assigned to you from time to time by Quaker’s Chief Executive Officer. You agree that during the term of your employment with Quaker to devote your knowledge, skill, and working time solely and exclusively to the business and interests of Quaker and its subsidiaries. Upon the Closing, any and all prior employment or other agreements, with the exception of the September 21, 2017 Change of Control agreement, are hereby terminated and have no further legal effect.

2.       Compensation

            Your base salary will be determined from time to time by the Compensation / Management Development Committee Meeting of the Board of Directors, in consultation with the Chief Executive Officer. In addition, you will be entitled to participate, to the extent eligible, in any of Quaker’s annual and long term incentive plans, retirement savings plan (401k plan), stock purchase plan, and will be entitled to vacations, paid holidays, and medical, dental, and other benefits as are made generally available by Quaker Chemical Corporation to its full-time U.S. employees.  During your employment with Quaker, your salary will not be reduced by Quaker without your prior written consent.

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[Name]

[Date]

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3.       Term of Employment.

Your employment with Quaker may be terminated on thirty (30) days' written notice by either party, with or without cause or reason whatsoever.  Within thirty (30) days after termination of your employment, you will be given an accounting of all monies due you. Notwithstanding the foregoing, Quaker has the right to terminate your employment upon less than thirty (30) days’ notice for Cause (as defined below).

4.       Covenant Not to Disclose

a.         You acknowledge that the identity of Quaker's (and any of Quaker's affiliates’) customers, the requirements of such customers, pricing and payment terms quoted and charged to such customers, the identity of Quaker's suppliers and terms of supply (and the suppliers and related terms of supply of any of Quaker's customers for which management services are being provided), information concerning the method and conduct of Quaker's (and any affiliate’s) business such as formulae, formulation information, application technology, manufacturing information, marketing information, strategic and marketing plans, financial information, financial statements (audited and unaudited), budgets, corporate practices and procedures, research and development efforts, and laboratory test methods and all of Quaker's (and its affiliates’) manuals, documents, notes, letters, records, and computer programs are Quaker's confidential information ("Confidential Information") and are Quaker’s (and/or any of its affiliates’, as the case may be) sole and exclusive property.  You agree that at no time during or following your employment with Quaker will you appropriate for your own use, divulge or pass on, directly or through any other individual or entity or to any third party, any Quaker Confidential Information. Upon termination of your employment with Quaker and prior to final payment of all monies due to you under Section 2 or at any other time upon Quaker's request, you agree to surrender immediately to Quaker any and all materials in your possession or control which include or contain any Quaker Confidential Information.

b.         You acknowledge that, by this Section 4(b), you have been notified in accordance with the Defend Trade Secrets Act that, notwithstanding the foregoing:

(i)                                          You will not be held criminally or civilly liable under any federal or state trade secret law or this Agreement for the disclosure of Confidential Information that: (A) you make (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to your attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) you make in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii)                                         If you file a lawsuit for retaliation by Quaker for reporting a suspected violation of law, you may disclose Confidential Information to your attorney and use the Confidential Information in the court proceeding if you: (A) file any document containing Confidential Information under seal and (B) do not disclose Confidential Information, except pursuant to court order.

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[Name]

[Date]

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             c.          Additionally, Quaker confirms that nothing in this Agreement is intended to or shall prevent, impede or interfere with your right, without prior notice to Quaker, to provide information to the government, participate in any government investigations, file a court or administrative complaint, testify in proceedings regarding Quaker’s past or future conduct, or engage in any future activities protected under any statute administered by any government agency.

5.       Covenant Not to Compete

In consideration of your new position with Quaker and the training and Confidential Information you are to receive from Quaker, you agree that during your employment with Quaker and for a period of one (1) year thereafter, regardless of the reason for your termination, you will not:

a.         directly or indirectly, together or separately or with any third party, whether as an employee, individual proprietor, partner, stockholder, officer, director, or investor, or in a joint venture or any other capacity whatsoever, actively engage in business or assist anyone or any firm in business as a manufacturer, seller, or distributor of specialty chemical products which are the same, like, similar to, or which compete with Quaker’s (or any of its affiliates’) products or services; and

b.         at the Chemical Management Services sites to which you are, have been, or will specifically ever be assigned in the future, directly or indirectly, together or separately or with any third party, whether as an employee, individual proprietor, partner, stockholder, officer, director, or investor, or in a joint venture or any other capacity whatsoever, actively engage in business or assist anyone or any firm in business as a provider of chemical management services which are the same, like, similar to, or which compete with Quaker’s (or any of its affiliates’) services; and

c.         directly or indirectly recruit, solicit or encourage any Quaker (or any of its affiliates’) employee or otherwise induce such employee to leave Quaker’s (or any of its affiliates’) employ, or to become an employee or otherwise be associated with you or any firm, corporation, business, or other entity with which you are or may become associated; and

d.         solicit or induce any of Quaker's suppliers of products and/or services (or a supplier of products and/or services of a customer who is being provided or solicited for the provision of chemical management services by Quaker) to terminate or alter its contractual relationship with Quaker (and/or any such customer).

The parties consider these restrictions reasonable, including the period of time during which the restrictions are effective.  However, if any restriction or the period of time specified should be found to be unreasonable in any court proceeding, then such restriction shall be modified or the period of time shall be shortened as is found to be reasonable so that the foregoing covenant not to compete may be enforced.  You agree that in the event of a breach or threatened breach by you of the provisions of the restrictive covenants contained in Section 4 or in this Section 5, Quaker will suffer irreparable harm, and monetary damages may not be an adequate remedy.  Therefore, if any breach occurs, or is threatened, in addition to all other remedies available to Quaker, at law or in

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[Name]

[Date]

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equity, Quaker shall be entitled as a matter of right to specific performance of the covenants contained herein by way of temporary or permanent injunctive relief.  In the event of any breach of the restrictive covenant contained in this Section 5, the term of the restrictive covenant shall be extended by a period of time equal to that period beginning on the date such violation commenced and ending when the activities constituting such violation cease.

6.       Contractual Restrictions

You represent and warrant to Quaker that: (a) there are no restrictions, agreements, or understandings to which you are a party that would prevent or make unlawful your employment with Quaker and (b) your employment by Quaker shall not constitute a breach of any contract, agreement, or understanding, oral or written, to which you are a party or by which you are bound.  You further represent that you will not use any trade secret, proprietary or otherwise confidential information belonging to a prior employer or other third party in connection with your employment with Quaker.

7.       Inventions

All improvements, modifications, formulations, processes, discoveries or inventions ("Inventions"), whether or not patentable, which were originated, conceived or developed by you solely or jointly with others (a) during your working hours or at Quaker’s expense or at Quaker's premises or at a customer’s premises or (b) during your employment with Quaker and additionally for a period of one year thereafter, and which relate to (i) Quaker’s business or (ii) any research, products, processes, devices, or machines under actual or anticipated development or investigation by Quaker at the earlier of (i) that time or (ii) as the date of termination of employment, shall be Quaker’s sole property.  You shall promptly disclose to Quaker all Inventions that you conceive or become aware of at any time during your employment with Quaker and shall keep complete, accurate, and authentic notes, data and records of all Inventions and of all work done by you solely or jointly with others, in the manner directed by Quaker. You hereby transfer and assign to Quaker all of your right, title, and interest in and to any and all Inventions which may be conceived or developed by you solely or jointly with others during your employment with Quaker.  You shall assist Quaker in applying, obtaining, and enforcing any United States Letters Patent and Foreign Letters Patent on any such Inventions and to take such other actions as may be necessary or desirable to protect Quaker's interests therein.  Upon request, you shall execute any and all applications, assignments, or other documents that Quaker deems necessary and desirable for such purposes.  You have attached hereto a list of unpatented inventions that you have made or conceived prior to your employment with Quaker, and it is agreed that those inventions shall be excluded from the terms of this Agreement.

8.            Termination

         Quaker, in its sole discretion, may terminate your employment at any time and for any reason, including Cause (as defined herein).  If you incur a Separation from Service by decision and action of Quaker for any reason other than Cause, death, or Disability (as defined below), Quaker agrees to:

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[Name]

[Date]

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a.         Provide you with reasonable outplacement assistance, either by providing the services in-kind, or by reimbursing reasonable expenses actually incurred by you in connection with your Separation from Service.  The outplacement services must be provided during the one-year period following your Separation from Service.  If any expenses are to be reimbursed, you must request the reimbursement within eighteen months of your Separation from Service and reimbursement will be made within 30 days of your request.

b.         Except as provided in Section 8(c) below, pay you one year's severance in twenty-four semi-monthly installments commencing on the Payment Date and continuing on Quaker's normal semi-monthly payroll dates each month thereafter, each of which is equal to your semi-monthly base salary at the time of your Separation from Service, provided you sign a Release within 45 days of the later of the date you receive the Release or your Separation from Service. Continuation of medical and dental coverage’s will be consistent with current Quaker severance program in place at the time of termination.

c.         Notwithstanding Section 8(b) above, to the extent that you incur a termination of employment and are otherwise eligible for severance benefits under the existing GH Holdings, Inc. Severance and Change in Control Plan for Senior Management and Summary Plan Description, any severance or termination benefits due you will be paid under that plan (including any right to terminate for “good reason” as defined in such plan) and you will not be entitled to any additional severance or termination benefits under this Agreement in such event.

“Separation from Service” means your separation from service with Quaker and its affiliates within the meaning of Treas. Reg. §1.409A-1(h) or any successor thereto.

“Cause” means your employment with Quaker has been terminated by reason of (i) your willful and material breach of this Agreement (after having received notice thereof and a reasonable opportunity to cure or correct) or the Company’s policies, (ii) dishonesty, fraud, willful malfeasance, gross negligence, or other gross misconduct, in each case relating to the performance of your duties hereunder which is materially injurious to Quaker, or (iii) conviction of or plea of guilty or nolo contendere to a felony.

“Payment Date” means (x) the 60th day after your Separation from Service or (y) if you are a specified employee (as defined in Treas. Reg. §1.409A-1(i)) as of the date of your Separation from Service, and the severance described in subsection (b) is deferred compensation subject to section 409A of the Code, the first business day of the seventh month following the month in which your Separation from Service occurs.  If the Payment Date is described in clause (y), the amount paid on the Payment Date shall include all monthly installments that would have been paid earlier had clause (y) not been applicable, plus interest at the Wall Street Journal Prime Rate published in the Wall Street Journal on the date of your Separation from Service (or the previous business day if such day is not a business day), for the period from the date payment would have been made had clause (y) not been applicable through the date payment is made.

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[Name]

[Date]

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“Release” means a release (in a form satisfactory to Quaker) of any and all claims against Quaker and all related parties with respect to all matters arising out of your employment with Quaker, or the termination thereof (other than for claims for any entitlements under the terms of this Agreement or any plans or programs of Quaker under which you have accrued a benefit) that Quaker provides to you no later than ten days after your Separation from Service.  If a release is not provided to you within this time period, the severance shall be paid even if you do not sign a release.

“Disability” means total and permanent disability as defined in the long-term disability plan maintained by Quaker for employees generally or, if Quaker does not maintain such a plan, the long-term disability plan most recently maintained by Quaker for employees generally.

9.       Contingency

            This Agreement is in all respects contingent on and subject to the closing of the transaction contemplated in the April 4, 2017 Share Purchase Agreement by and among Global Houghton LTD., Quaker Chemical Corporation, Gulf Houghton Lubricants LTD., the Other Sellers Parties Hereto, and Gulf Houghton Lubricants LTD, as the same may be amended by the parties thereto (the “Closing”).  In no event shall this Agreement become effective prior to the Closing, and in the event the Closing does not occur, this Agreement shall be of no force and effect and shall be treated as if never executed.

10.     Indemnification.

            The Company shall defend you and hold you harmless to the fullest extent permitted by applicable law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by you of services for, or action of you, director, officer or employee of the Company or any parent, subsidiary or affiliate of the Company, or of any other person or enterprise at the Company’s request. Expenses incurred by you in defending such claim, action, suit or investigation or criminal proceeding shall be paid by the Company in advance of the final disposition thereof upon the receipt by the Company of an undertaking by or on behalf of you to repay said amount unless it shall ultimately be determined that you are entitled to be indemnified hereunder; provided, however, that this shall not apply to a nonderivative action commenced by the Company against you.

11.     Governing Law.

            The provisions of this Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflicts of laws.

12.     Miscellaneous

This Agreement and any Change in Control Agreement to which you are a party, constitute the entire integrated agreement concerning the subjects covered herein.  In case any provision of this Agreement shall be invalid, illegal, or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions shall not thereby be affected or impaired.  You may not assign any of your rights or obligations under this Agreement without Quaker’s prior written consent. Quaker may assign this Agreement in its discretion, including to any affiliate or upon a sale of assets

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[Name]

[Date]

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or equity, merger or other corporate transaction; provided that Quaker obtains the assignee’s written commitment to honor the terms and conditions contained herein.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without regard to any conflict of laws.  This Agreement shall be binding upon you, your heirs, executors, and administrators and shall inure to the benefit of Quaker as well as its successors and assigns.  In the event of any overlap in the restrictions contained herein, including Sections 4 and/or 5 above, with similar restrictions contained in any other agreement, such restrictions shall be read together so as to provide the broadest restriction possible.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

ATTEST:	QUAKER CHEMICAL CORPORATION

Michael F. Barry

WITNESS:

[Name]